                                   EXHIBIT 12

                               VORNADO REALTY L.P.

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

(amounts in thousands except ratios)

                                    Proforma     Vornado Realty       Proforma                     Vornado Realty
                                      3 Mos.    Trust (Predecessor)    Year                     Trust (Predecessor)
                                      Ended   3 Months Ended March 31, Ended                  Year Ended December 31,
                                              --------------------                ------------------------------------------------
                                     Mar.31,                           Dec.31,
                                      1997      1997        1996        1996        1996      1995      1994      1993      1992
                                    --------  --------    --------    --------    --------  --------  --------  --------  --------
Income before income taxes          $  6,136  $  9,690    $ 15,922    $ 57,721    $ 61,364  $ 53,008  $ 41,240  $ 25,386  $  2,263
Fixed charges                         15,093     4,215       4,334      62,368      17,214    17,333    16,229    31,892    34,392
                                    --------  --------    --------    --------    --------  --------  --------  --------  --------
Income before income taxes and
    fixed charges                   $ 21,229  $ 13,905    $ 20,256    $120,089    $ 78,578  $ 70,341  $ 57,469  $ 57,278  $ 36,655
                                    ========  ========    ========    ========    ========  ========  ========  ========  ========
Fixed charges:
    Interest and debt expense       $  7,413  $  4,078    $  4,223    $ 31,708    $ 16,726  $ 16,426  $ 14,209  $ 31,155  $ 33,910
    Preferential allocations           2,593        --          --      10,372          --        --        --        --        --
    Preferred unit distributions       4,950        --          --      19,800          --        --        --        --        --
    1/3 of rent expense -
      interest factor                    137       137         111         488         488       465       438       455       482
                                    --------  --------    --------    --------    --------  --------  --------  --------  --------
                                      15,093     4,215       4,334      62,368      17,214    16,891    14,647    31,610    34,392
    Capitalized interest                  --        --          --          --          --       442     1,582       282        --
                                    --------  --------    --------    --------    --------  --------  --------  --------  --------
                                    $ 15,093  $  4,215    $  4,334    $ 62,368    $ 17,214  $ 17,333  $ 16,229  $ 31,892  $ 34,392
                                    ========  ========    ========    ========    ========  ========  ========  ========  ========
Ratio of earnings to fixed charges      1.41      3.29        4.67        1.93        4.56      4.06      3.54      1.80      1.07

Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs), preferential allocations, preferred unit distributions and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third of operating lease rentals).

         Rent Expense               $    411  $    411    $    332    $  1,465    $  1,465  $  1,395  $  1,313  $  1,366  $  1,446
                                    ========  ========    ========    ========    ========  ========  ========  ========  ========
